                                                                    EXHIBIT 14.2

                             AMKOR TECHNOLOGY, INC.

                             DIRECTOR CODE OF ETHICS

      1. DUTIES AND RESPONSIBILITIES. This Code of Ethics ("Code of Ethics" or "Code") is a guide to your ethical and legal responsibilities with respect to your status as a director of Amkor Technology, Inc. ("Amkor").

      It is the primary duty of the Board of Directors (the "Board") of Amkor to oversee the CEO and other senior management in the competent and ethical operation of the corporation. To satisfy this duty, the directors will attend regularly scheduled Board meetings and interface with company management as appropriate, with a focus toward ensuring that the corporation is committed to business success through maintenance of the highest standards of responsibility and ethics.

      Directors bring to Amkor a wide range of experience, knowledge and judgment, and bring these skills to bear for Amkor. These varied skills mean that good governance depends on far more than a "check the box" approach to standards or procedures. The governance structure in Amkor is designed to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance.

      Effective directors maintain an attitude of constructive skepticism and careful review. Our directors know that their job requires them to ask probing questions of management and to take the action necessary to understand material decisions on the part of management, which they are asked to review. Our directors also rely on the advice, reports and opinions of management, counsel and our expert advisers.

      Finally, the Board is committed to staying current on best governance practices. We intend to monitor the way we govern ourselves, including reviewing whether there are alternatives or new ideas which would strengthen our governance structures.

      2. GENERAL CONFLICTS OF INTEREST. Each board member must ensure that other existing and anticipated future commitments do not materially interfere with the member's service as a director.

      3. PERSONAL BENEFIT FROM AMKOR BUSINESS. You may not receive any material personal profit or advantage in connection with any transaction involving Amkor without requisite disclosure and approval. You must disclose to our General Counsel all situations where, to your knowledge, an Amkor entity is conducting business that results or will result in a material personal profit or advantage to you.

      4. INVESTMENTS IN OTHER BUSINESSES. You may not have a material personal or family financial interest in any Amkor supplier, customer, reseller or competitor that might cause divided loyalty, or the appearance of divided loyalty without requisite disclosure and approval. Whether there may be divided loyalty depends on many factors, including your ability to influence Amkor decisions that affect your personal interest, the size of the investment relative to your other resources, and the nature of the relationship between our company and the other business.

      5. OTHER DIRECTORSHIPS AND POSITIONS. Prior to joining any other board or accepting an executive position with a company that does business with Amkor or competes with Amkor, you must consult with Amkor's Chairman of the Governance Committee. If in your position as a director, officer or employee of another organization you encounter any situation where your role with that other organization is in conflict with Amkor's interests, you must inform Amkor's Chairman of the Governance Committee of the conflict.

      6. CONFIDENTIALITY IN GENERAL. Amkor business and technical information that you learn as a result of your position at Amkor is company property and must be kept confidential.

      7. HANDLING NEWS ABOUT AMKOR. Confidential information about Amkor, including information that can reasonably be expected to have an impact on the market for Amkor stock, including forward-looking information such as projections of orders, new revenue or earnings, may be released only in accordance with Amkor's guidelines and applicable securities laws. When reasonably possible, contacts with news organizations should be handled through Amkor's department responsible for corporate communications.

      Individual board members may occasionally meet or otherwise communicate with various constituencies that are involved with Amkor, but it is expected that, when reasonably possible, board members would do this with the knowledge of management and, in most instances, absent unusual circumstances or as contemplated by the committee charters, at the request of management.

      Amkor's policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that Amkor files with, or submits to, the SEC and in Amkor's other public communications. Accordingly, board members must ensure that they and others in the company comply with Amkor's disclosure controls and procedures and Amkor's internal controls for financial reporting. In the event any individual board member believes or suspects that any information that is filed with, or submitted to the SEC, or otherwise made publicly available is materially inaccurate or misleading, or if such board member has identified or has suspicion of a material weakness in Amkor's public reporting procedures, such board member shall promptly raise such concern with the Chairman of the Audit Committee (or other member of the Audit Committee, as may be appropriate).

      8. PROFITING FROM INSIDE INFORMATION. As a director, you have information about Amkor that is both material and non-public. You must adhere to Amkor's trading windows and applicable securities laws, and report any trades in Amkor stock. If you violate insider trading laws, both you and Amkor may be subject to severe criminal penalties. Insider trading laws apply to all Amkor directors and apply even to relatively small transactions.

      9. HANDLING COMPANY ASSETS. Every director must take care to safeguard Amkor assets. This includes protecting them from unauthorized use. Use of Amkor assets for any unlawful or improper purposes is strictly prohibited.


     10. RELATIONSHIP TO OTHER POLICIES. If you are an Amkor employee, the Amkor Code of Business Conduct and Ethical Guidelines also apply to you. If you are a member of a committee of the Board of Directors, the applicable committee charter(s) should also guide your conduct.

      11. WAIVERS AND AMENDMENTS OF THE CODE. Amkor is committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Board of Directors and promptly disclosed, along with the reasons for any waiver, pursuant to applicable laws and regulations.

      12. VIOLATIONS; INVESTIGATIONS. All Amkor directors are required to review this Code in order to answer questions and ensure compliance. Violations of this Code should be reported to the Chairman of the Audit Committee; provided that if the alleged violation involves the Chairman of the Audit Committee, then the violation should be reported to the remaining members of the Audit Committee; provided further, that if the alleged violation involves the Chairman of the Audit Committee and at least one other member of the Audit Committee, then the violation should be reported to the remaining members of the Board of Directors.

      The process to report violation shall be through the Company's Ethics Hotline at 877.22 Amkor. Callers can remain anonymous when calling the Ethics Hotline. Please refer to the Company's website at www.aanet.amkor.com for further information regarding the Ethics Hotline.

      Amkor shall promptly investigate any reported or suspected violations of the Code. Amkor shall determine whether a violation of this Code has occurred after providing the alleged violator with an opportunity to respond to the allegations. Amkor will strive to enforce the Code in a consistent and fair manner while accounting for all relevant information. Amkor will take appropriate action against any person whose actions are found to violate this Code or any other policy of Amkor. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Amkor policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

      Notwithstanding the foregoing, if Amkor's audit committee establishes procedures regarding complaints or concerns related to accounting, internal accounting controls, or auditing that are inconsistent with the foregoing, such procedures established by the audit committee shall apply.


                                                                             -3-